EXHIBIT 21


                             LIST OF SUBSIDIARIES OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.
                       -----------------------------------




Name                                          State of Incorporation            Parent Company
- --------------------------------------------------------------------------------------------------------------
Frontier Adjusters of Arizona, Inc.           Arizona                           Frontier Adjusters of America,
Inc.




Frontier Adjusters, Inc.                      Colorado                          Frontier Adjusters of Arizona,
Inc.




Frontier Adjusters Co., Ltd.                  Alberta, Canada                   Frontier Adjusters, Inc.




Frontier Adjusters Corp.                      Puerto Rico                       Frontier Adjusters, Inc.